Exhibit 3.151

CHARTER

OF

HOSPITAL CORPORATION OF TENNESSEE

The undersigned natural persons             ing capacity to contract and acting as the incorporators of a corporation under the Tennessee General Corporation Act, adopt the following Charter for such corporation.

1. The name of the corporation is Hospital Corporation of Tennessee.

2. The duration of the corporation is perpetual.

3. The address of the principal office of the corporation in the State of Tennessee shall be One Park Plaza, Nashville, County of Davidson.

4. The corporation is for profit.

5. The purposes for which the corporation is organized are;

(a) To purchase, lease or otherwise acquire, to operate, and to sell, lease or otherwise dispose of hospitals, convalescent homes, nursing homes and other institutions for the medical care and treatment of patients; to purchase, manufacture, or prepare and to sell or otherwise deal in, as participant or as agent, medical equipment or supplies; to construct, or lease, and to operate restaurants, drug stores, gift shops, office buildings, and other facilities in connection with hospitals or other medical facilities owned or operated by it; to engage in any other act or acts which a corporation may perform for a lawful purpose or purposes.

(b) To consult with owners of hospitals and all other types of health care or medically-oriented facilities or managers thereof regarding any matters related to the construction, design, ownership, staffing or operation of such facilities.

(c) To provide consultation, advisory and management services to any business, whether corporation, trust, association, partnership, joint venture or proprietorship.

6. The maximum number of shares which the corporation shall have the authority to issue is One Thousand (1,000) shares of Common Stock, par value of $1.00 per share.

7. The corporation will not commence business until the consideration of One Thousand Dollars ($1,000) has been received for the issuance of shares.

8. (a) The shareholders of this corporation shall have none of the preemptive rights set forth in the Tennessee General Corporation Act.

(b) The initial bylaws of this corporation shall be adopted by the incorporators hereof, and therefter, the bylaws of this corporation may be amended, repealed or adopted by a majority of the outstanding shares of capital stock.

(c) This corporation shall have the right and power to purchase and hold shares of its capital stock; provided, however, that such purchase, whether direct or indirect, shall be made only to the extent of unreserved and unrestricted capital surplus.

DATED: January 6, 1981.

/s/ John W. Wade, Jr.
JOHN W. WADE, JR.

/s/ Jean L. Byassee
JEAN L. BYASSEE

/s/ Ruth B. Foster
RUTH B. FOSTER

2